Exhibit (a)(1)(J)

Total and SunPower Partner to create a new global leader in the Solar Industry

Success of Friendly Tender Offer – Preliminary Results

PARIS and SAN JOSE, Calif., June 15, 2011 – Total (CAC: TOTF.PA) and SunPower Corp. (NASDAQ: SPWRA, SPWRB) today announced the success of Total’s all-cash tender on SunPower to create a new global leader in the solar industry.

“Today marks a new stride-forward for Total in the solar power industry,” said Philippe Boisseau, president, Total Gas & Power. “To insure the long-term viability of solar energy, the marketplace requires global integrated industrial players that are financially stable and committed to advancing cutting-edge technology. By combining the strengths of both groups, we have created a remarkable asset: SunPower will be the centrepiece of the solar activities of Total.”

“Total’s transformational investment in SunPower significantly strengthens our company, accelerates our success in a broader marketplace and enhances our R&D efforts, which are known for producing world record-breaking efficiency technology,” said Tom Werner, SunPower president and CEO. “By combining our complementary strengths, SunPower and Total will change the way the world is powered.”

Total has accepted for payment 30,220,701 shares of Class A common stock and 25,220,000 shares of Class B common stock at a purchase price of $23.25 per share for a total cost of approximately $1.3 billion. Adjustments will have to be made after the expiration of the guaranteed delivery period on June 17, 2011.

Transaction details

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the offer, 30,220,701 shares (approximately 52.2 percent) of Class A common stock and 31,208,640 shares (approximately 74.2 percent) of Class B common stock were validly tendered and not properly withdrawn. In addition, 16,964,440 shares (approximately 29.3 percent) of Class A common stock and 16,690,665 shares (approximately 39.7 percent) of Class B common stock were tendered pursuant to guaranteed delivery procedures, which permit shares to be delivered by the holder to the depositary by the expiration of the guaranteed delivery period on June 17, 2011. The tender offer expired at 12:00 midnight, New York City time, on Tuesday, June 14, 2011.*

Accordingly, Total has accepted for payment 30,220,701 shares of Class A common stock and 25,220,000 shares of Class B common stock at a purchase price of $23.25 per share for a total cost of approximately $1.3 billion. If the actual number of shares of Class A common stock validly tendered and not withdrawn after the expiration of the guaranteed delivery period exceeds 34,144,400, then Total intends to exercise its right to purchase additional shares at a price of $23.25 per share, up to a maximum of 60 percent of the shares of SunPower’s Class A common stock outstanding at the close of business on June 13, 2011.

*	Shareholders tendering through guaranteed delivery procedures may have also tendered the same shares through the regular tender procedures. This is the reason why preliminary results reflect more than 100 percent of Class B common stock having been tendered.

The tender with respect to SunPower’s Class B common stock is subject to proration, as more than 60 percent of SunPower’s Class B common stock was tendered. The tender with respect to SunPower’s Class A common stock will be subject to proration only if the actual number of shares of Class A common stock validly tendered and not withdrawn after the expiration of the guaranteed delivery period exceeds 60 percent of SunPower’s Class A common stock at the close of business on June 13, 2011. Based upon the preliminary count, and assuming no shares tendered pursuant to guaranteed delivery procedures are properly delivered, there will be no proration factor for the Class A common stock and the proration factor will be approximately 80.8 percent for the Class B common stock. Assuming all shares tendered pursuant to guaranteed delivery procedures are properly delivered, the proration factor will be approximately 73.6 percent for the Class A common stock and 52.7 percent for the Class B common stock.

The number of shares tendered and not properly withdrawn and the proration factors are preliminary and are subject to verification by Computershare Trust Company, N.A., the depositary for the tender offer and the proper delivery of all shares tendered (including shares currently tendered pursuant to guaranteed delivery procedures). The actual number of shares validly tendered and not properly withdrawn and the final proration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted for purchase under the tender offer and will return all other tendered shares.

Following the completion of the transaction, SunPower’s shares will continue to trade on NASDAQ under the symbols “SPWRA” and “SPWRB.”

About SunPower

SunPower Corporation (Nasdaq: SPWRA, SPWRB) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia. For more information, visit www.sunpowercorp.com.

About Total

Total is one of the world’s major oil and gas groups, with activities in more than 130 countries. Its 93,000 employees put their expertise to work in every part of the industry – exploration and production of oil and natural gas, refining and marketing, gas & power and trading. Total is working to keep the world supplied with energy, both today and tomorrow. The Group is also a first rank player in chemicals.

As an energy producer and provider, Total is striving to diversify its supply to help meet growing energy demand in the long term. The Group is notably investing and actively taking part in a number of renewable R&D projects, such as solar and biofuels.

Total has been active in solar energy since 1983. Through its joint venture affiliates Tenesol and Photovoltech, Total has built strong expertise all along the photovoltaic solar power chain to make this technology more reliable, efficient and competitive. Tenesol is a leading French solar panel manufacturer with an industrial footprint in Toulouse (France) and Cape Town (South Africa). Total is also a large minority shareholder in US technology companies like Konarka, which develops products based on organic solar technologies, and AE Polysilicon, which specializes in a new solar polysilicon production technology. For more information, visit www.Total.com.

SunPower Forward-Looking Statements

Any statements contained in this press release that are not historical facts, and the assumptions underlying such statements, are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SunPower are intended to identify such forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Forward-looking statements in this press release include statements regarding the results of the tender offer and the benefits and effects of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the risks detailed in SunPower filings with the SEC, including those discussed in SunPower’s annual report on Form 10-K for the year ended January 2, 2011 and quarterly report on Form 10-Q for the quarter ended April 3, 2011, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. SunPower is not obligated, and does not intend, to update these forward-looking statements to reflect events or circumstances after the date of this release.

Total Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the solar energy industry, the tender offer and related transactions and the financial condition, results of operations, business, strategy and plans of Total, including SunPower as a consolidated subsidiary of Total. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including currency fluctuations, the price of petroleum products, the ability to realize cost reductions and operating efficiencies without unduly disrupting business operations, environmental regulatory considerations and general economic and business conditions. Total does not assume any obligation to update publicly any forward looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially include the following: the inability to identify and realize the anticipated benefits of the transaction, the risk that our respective businesses will suffer due to the transaction, and the competitive environment in the solar industry and competitive responses to the transaction. Further information on factors which could affect the company’s financial results is provided in documents filed by the Group with the French Autorité des Marchés Financiers and the U.S. Securities and Exchange Commission.

SunPower is a registered trademark of SunPower Corp. All other trademarks are the property of their respective owners.

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